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                                                               EXHIBIT 23.3


        CONSENT OF INDEPENDENT PETROLEUM AND GEOLOGICAL ENGINEERS

     The undersigned hereby consents to the use in the Prospectus constituting part of this Registration Statement on Form S-3, of our reserve report dated January 13, 1997 relating to the oil and gas reserves of St. Mary Land & Exploration Company at December 31, 1996. We also consent to the references to us under the headings "Summary Reserve Data," "Risk Factors--Uncertainty of Estimates of Reserves and Future Net Revenues," "Experts" and "Business and Properties" and elsewhere in such Prospectus.

                                 Ryder Scott Company Petroleum Engineers


                                 By: /s/ Ryder Scott Company Petroleum Engineers
                                     -------------------------------------------
                                     Name:
                                     Title:

February 4, 1997